EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal 2014 2nd Quarter Results

26% Revenue Gain Sets New Record for 2nd Quarter Sales; Net Income Up 125%

	Second Quarter	Year to Date
Revenues:	$13,214,000 up 26% from second quarter 2013	$29,361,000 up 41% from first half 2013
Gross Profit:	$5,721,000 up 36% from second quarter 2013	$12,658,000 up 56% from first half 2013
Pre-tax Income:	$1,940,000 up 100% from second quarter 2013	$5,033,000 up 167% from first half 2013
Net Income	$1,226,000 up 125% from second quarter 2013	$3,209,000 up 194% from first half 2013
Net Income per Diluted Share:	$0.09 per diluted share	$0.24 per diluted share

Balance Sheet: $32,633,000 in cash, cash equivalents and short and long-term investments at March 31, 2014 and no debt.

MINNEAPOLIS, April 24, 2014 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management and connectivity platforms for communications providers, today announced results for its second quarter of fiscal year 2014, which ended March 31, 2014.

Revenue for the second quarter 2014 was $13,214,000 in comparison to $10,514,000 for the second quarter 2013, an increase of 26%. Gross profit was $5,721,000 for the second quarter of 2014, in comparison to $4,215,000 for the second quarter of 2013, an increase of 36%. Gross profit percent for the second quarter 2014 was 43.3%, up from 40.1% in second quarter 2013. Operating expenses were $3,805,000 for the second quarter 2014, in comparison to $3,266,000 from the second quarter 2013, an increase of 17%. Pre-tax income was $1,940,000 for the second quarter of 2014, up $968,000, or 100%, from $972,000 recorded in the second quarter of 2013. Income tax expense was $714,000 for the second quarter of 2014, an increase of $287,000 from $427,000 recorded in the second quarter of 2013. Net income was $1,226,000 for the second quarter 2014, compared to net income of $545,000 in the second quarter 2013.

Year to Date Performance

Revenue for the six month period ending March 31, 2014, was $29,361,000 in comparison to $20,780,000 for the comparable period in 2013, an increase of 41%. Gross profit was $12,658,000 for the six month period ending March 31, 2014, in comparison to $8,140,000 for the comparable period in 2013, an increase of 56%. Gross profit percent for the six months ending March 31, 2014 was 43.1% in comparison to 39.2% for the comparable period in 2013. Operating expenses were $7,670,000 for the six month period ending March 31, 2014, in comparison to $6,304,000 in the comparable period in 2013, an increase of 22%. Pre-tax income was $5,033,000 for the six month period ending March 31, 2014, up $3,149,000, or 167%, from $1,884,000 recorded in the comparable period in 2013. Income tax expense was $1,824,000 for the six month period ending March 31, 2014, an increase of $1,031,000 from $793,000 recorded in the comparable period in 2013. Net income was $3,209,000 for the six month period ending March 31, 2014, compared to $1,090,000 for the similar period in 2013.

Orders in Backlog and Select Balance Sheet Highlights

Orders in backlog as of March 31, 2014, totaled $2,735,000 in comparison to $4,991,000 as of December 31, 2013, a decrease of 45%, and $4,630,000 as of March 31, 2013, a decrease of 41%. Cash, cash equivalents and short and long-term investments at March 31, 2014, totaled $32,633,000 compared to $22,570,000 at September 30, 2013. The Company has no debt.

Commentary- Cheryl Beranek, President & CEO of Clearfield

"Increases in revenues for the 2014 second quarter were led by sales of $2.2 million dollars into international regions, an increase of more than 250% for those markets.  Products were shipped to ongoing builds in Panama, Trinidad, Cayman Islands, Barbados, and Honduras. Sales to customers outside of the U.S. represented 17% of sales for the quarter and 11% year to date. Of significance, more than half of those revenues were associated with the deployment of FieldShield, our new pushable fiber delivery product line, announced last spring. FieldShield simplifies the installation and reduces the cost of broadband deployment. When announced, we indicated that FieldShield doubles our revenue potential per home connected to fiber. We believe these international sales demonstrate the early successes the Company is experiencing with this product offering."

"Domestic sales were up 11% for the quarter. Instrumental to these revenue gains was an increase in sales of $716K in sales to our largest customer, which represented 22% of total sales for the second quarter of 2014. Domestic sales outside of our largest customer were slightly up for the quarter, reversing a small dip in the first quarter. The difficult and lengthy winter across the United States has affected business throughout the country, but we anticipate this to be resolved as the construction season develops. The resulting decrease in backlog numbers reflects these construction delays, yet current market development and quoting activity is strong. As Clearfield's business model is based on a book and ship process, our rapid delivery times, on average only eight days from receipt of purchase order, enables Clearfield to be well positioned to capitalize on accelerating customer demand in the spring and summer quarters."

 "As our business grows, we are embracing the opportunities to expand our base of influence with the strategic partnership of targeted distribution partners. Allowing our end-user service provider customers to purchase through a distributor or directly through Clearfield, provides our end-user customer the choice that best meets their business needs and allows Clearfield to best scale our operations. In second quarter, our sales through distribution increased to 40% of sales, in comparison to 37% in the same quarter last year. An ongoing and continual focus on lowering our cost of goods, through aggressive new product development, manufacturing improvements and product sourcing programs, allowed us to support the pricing models of distribution while improving our gross margin percentage by more than three points during the period.  Our focus on reducing not only our cost of goods but also on delivering solutions that reduce the cost of deployment for our customers results in a strong value proposition for our customer communities."

About Clearfield, Inc

Clearfield, Inc. (Nasdaq:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Plymouth, MN, Clearfield deploys more than a million fiber ports each year.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; the effectiveness of distributors and new selling channels; dependence on third-party manufacturers and the availability of raw materials, particularly fiber; the success of efforts to reduce expenses through manufacturing improvements and procurement; reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax assets, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2013 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Six Months Ended
	March 31		March 31
	2014	2013	2014	2013

Net sales	$13,213,855	$10,514,368	$29,361,477	$20,779,730

Cost of sales	7,493,292	6,299,043	16,703,269	12,640,145

Gross profit	5,720,563	4,215,325	12,658,208	8,139,585

Operating expenses
Selling, general and administrative	3,805,011	3,265,883	7,670,030	6,304,394
Income from operations	1,915,552	949,442	4,988,178	1,835,191

Interest income	24,753	22,836	44,453	48,298
Income before income taxes	1,940,305	972,278	5,032,631	1,883,489

Income tax expense	714,000	427,000	1,824,000	793,000

Net income	$1,226,305	$545,278	$3,208,631	$1,090,489

Net income per share:
Basic	$0.09	$0.05	$0.25	$0.09
Diluted	$0.09	$0.04	$0.24	$0.08

Weighted average shares outstanding:
Basic	12,746,904	12,503,434	12,717,842	12,489,651
Diluted	13,613,287	12,926,560	13,580,117	12,862,284

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS

	(Unaudited) March 31, 2014	(Audited) September 30, 2013
Assets
Current Assets
Cash and cash equivalents	$17,127,004	$9,807,957
Short-term investments	5,981,000	5,992,000
Accounts receivable, net	3,429,504	7,837,543
Inventories, net	4,855,899	5,626,764
Other current assets	4,896,694	4,932,939
Total current assets	36,290,101	34,197,203

Property, plant and equipment, net	1,783,233	1,796,812

Other Assets
Long-term investments	9,525,000	6,770,000
Goodwill	2,570,511	2,570,511
Deferred taxes – long-term	--	810,573
Other long-term assets	299,136	268,240
Total other assets	12,394,647	10,419,324
Total Assets	$50,467,981	$46,413,339

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,915,971	$2,627,764
Accrued compensation	1,902,462	3,522,907
Other current liabilities	2,740,235	163,531
Total current liabilities	6,558,668	6,314,202

Other Liabilities
Deferred taxes – long-term	186,314	--
Deferred rent	--	21,101
Total other liabilities	186,314	21,101
Total Liabilities	6,744,982	6,335,303

Commitment and contingencies	--	--

Shareholders' Equity
Common stock	130,629	129,743
Additional paid-in capital	55,244,375	54,808,929
Accumulated deficit	(11,652,005)	(14,860,636)
Total Shareholders' Equity	43,722,999	40,078,036
Total Liabilities and Shareholders' Equity	$50,467,981	$46,413,339
CONTACT: Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866